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                                                                 Exhibit 10.8

                              EMPLOYMENT AGREEMENT

          THIS AGREEMENT, made as of this ____ day of December 1995, by and between IMRE Corporation. a Delaware corporation having its principal office at 401 Queen Anne Avenue North, Seattle, Washington 98109 (the "Company") and
Jay D. Kranzler, M.D., Ph.D. (the "Employee").

          WHEREAS, the Company desires to employ the Employee in an executive capacity as Chief Executive Officer and Vice Chairman on the terms and conditions set forth herein; and the Employee is willing to accept and undertake such employment.

          NOW, THEREFORE, in consideration of the premises and the mutual covenants herein set forth, the Company and the Employee agree as follows:


                                    ARTICLE 1
                            EMPLOYMENT; TERM; DUTIES

          1.1 EMPLOYMENT. Upon the terms and conditions hereinafter set forth, the Company hereby employs the Employee, and the Employee hereby accepts employment, as Chief Executive Officer of the Company.

          1.2 TERM. Unless sooner terminated as provided in Article 5 hereof, the Employee's employment hereunder shall be for a term commencing on December 11, 1995 and ending on December 31, 2000. The actual term of employment hereunder, giving effect to any early termination of employment under
Article 5 hereof, is referred to as the "Term."

          1.3 DUTIES. During the Term, the Employee shall perform such executive duties for the Company and for its subsidiaries, consistent with his position hereunder and as typically associated with the duties of a Chief Executive Officer of a publicly-held corporation, as reasonably may be assigned to him from time to time by the Board of Directors of the Company. Except as contemplated by Section 1.5, the Employee shall devote his entire business time, attention and energies to the performance of his duties hereunder. Without limiting his responsibilities to the Board of Directors of the Company as a whole, there shall be no subordination of the Employee's authority hereunder to a Chairman of the Board or to any other individual person.

          1.4 EXCLUSIVE AGREEMENT. The Employee represents and warrants to the Company that he is not a party to any agreement or arrangement, whether written or oral, in effect which would prevent the Employee from rendering the services contemplated hereunder to the Company during the Term.

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          1.5  OTHER ACTIVITY.  Notwithstanding the foregoing, but subject to his fiduciary duties to the Company under applicable law, the Company acknowledges and understands that Employee may serve as a director of other companies not in competition with the Company in the field of research, development, manufacture or sales of Protein A Immunoadsorbtion Columns, and may continue to serve as a consultant to Cytel Corporation; provided, however, that the performance of such services shall not restrict or limit in any manner the Employee's ability to perform his duties hereunder; and further provided, that the Employee agrees, for the period before the Company relocates its offices to the San Diego metropolitan area, to spend as much time in Seattle, Washington as reasonably is required for him to perform his duties hereunder.

          1.6 INSURANCE. The Company shall obtain, and shall use its commercially reasonable best efforts to maintain during the Term, Director's and Officer's Insurance and Product Liability Insurance policies, with full defense coverage, of at least $3,000,000 and $16,000,000, respectively, with regard to all actions undertaken by the Employee in his capacity as an officer, director and employee of the Company. In addition, the Company shall research and use its commercially reasonable best efforts to obtain and maintain during the Term additional Director's and Officer's Insurance coverage for the Employee in the amount of $2,000,000.


                                    ARTICLE 2
                                  COMPENSATION

          2.1 BASE SALARY. For all services rendered by the Employee hereunder and in consideration of all covenants and conditions undertaken by him pursuant to this Agreement, the Company shall pay the Employee an annual base salary ("Base Salary") of $240,000 per year in equal semi-monthly installments, retroactive to December 11, 1995. Each year during the Term, the Board of Directors of the Company shall review the Base Salary with a view to determining whether it would be appropriate to increase such Base Salary. The annual base salary payable to the Employee hereunder, as it may be so increased, thereafter shall constitute the Base Salary.

          If the first or last month of the Term is not a full calendar month, then any calculation of Base Salary for such period shall be prorated for the number of days in such months during which the Employee was employed.

          2.2  BONUSES.

               (a) In addition to the Base Salary, the Company may pay the Employee a cash bonus (the "Bonus Amount") equal to an amount up to 25% of the Base Salary with respect to a fiscal year within 90 days after the end of such fiscal

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year.  The Bonus Amount, if any, shall be based on the performance of the
Employee during a fiscal year, as evaluated by the Board of Directors in its sole discretion. It is acknowledged and agreed that, while no such Bonus Amount shall be withheld unreasonably, the determination and the payment of the Bonus Amount to the Employee shall be at the sole discretion of the Board of Directors of the Company which may consider, among other matters, the financial condition of the Company at the time. In exercising its discretion pursuant to this subsection, the Board of Directors shall act in a manner at least as favorable to the Employee as governs the award of bonuses to other executive officers and key employees of the Company.


               (b) In addition to the Bonus Amount, if any, the Company shall pay the employee a one-time sign-on bonus payable as follows:

                    (i) $50,000 on the closing of an approximately $1 million bridge financing, currently scheduled to occur in December 1995;

                    (ii) $50,000 on the closing of an anticipated equity financing (the "Equity Financing"), scheduled to occur in the first calendar quarter of 1996 and expected to raise gross proceeds of approximately $6 million (the "Equity Financing Bonus"); and


                    (iii) $85,000 on December 31, 1996 (the "1996 Signing
Bonus").

               (c) In the event of a sale by the Company of all, or substantially all, of its assets prior to the conversion or redemption of any classes of outstanding preferred stock of the Company issued in connection with any equity financing after the date hereof, and provided that the Employee prior to such time has exercised any and all stock options provided under Section 4.1(a) hereof exercisable by such Employee, the Company shall pay Employee on the consummation of such sale, a bonus in an amount equal to 8% of the net proceeds payable to the holders of the preferred stock of the Company of such sale.


          2.3 STOCK OPTIONS. The Company shall issue to the Employee options to purchase shares of the Company's common stock (the "Common Stock") as provided in Article 4 of this Agreement.

          2.4 DEDUCTIONS. The Company shall deduct from the compensation described in Sections 2.1 and 2.2 any Federal, state or city withholding taxes, social security contributions and any other amounts which may be required to be deducted or withheld by the Company pursuant to any federal, state or city laws, rules or regulations.

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          2.5  DISABILITY ADJUSTMENTS.  Any compensation otherwise payable to the Employee pursuant to Section 2.1 in respect of any period during which the Employee is disabled (as contemplated in Section 5.1) shall be reduced by any amounts paid to the Employee for loss of earnings or the like under any disability insurance plan or policy, the premiums for which are paid for in their entirety by the Company.

                                   ARTICLE 3
                                  COMPENSATION

          3.1 BENEFITS. During the Term, the Employee shall be entitled to participate in such compensation and incentive plans and group life, health, accident, disability and hospitalization insurance plans, pension plans and retirements plans as the Company may make available to its other executive officers, including, specifically, a $1 million term life insurance policy, to be paid for by the Company, provided that the Employee is insurable at reasonable rates for a person of his age, with the Employee's family as the designated beneficiaries thereof. In addition, the Employee shall be entitled to include his family in the Company's life, health and hospitalization plans under terms applicable to families of its other executive officers.

          3.2 EXPENSES. The Company agrees that the Employee is authorized to incur reasonable and customary expenses in the performance of his duties hereunder, including travel and entertainment costs, and upon presentation of appropriate documentation thereof, the Company promptly shall pay or reimburse the Employee for such reasonable expenses. It is understood and agreed that the Company intends to relocate its corporate headquarters to San Diego, California, and that, until such time as such relocation occurs, the reasonable travel and lodging expenses of Employee relating to the performance of his duties at the Company's current corporate headquarters in Seattle, Washington shall be deemed reimbursable expenses of Employee. In the event that any reimbursement by the Company of expenses of the Employee hereunder is deducted by the Company, and results in additional taxes due and payable by the Employee, the Company shall pay to the Employee an additional sum equal to the amount of such additional tax liability of the Employee.

          3.3 VACATIONS. During each full year of the Term, the Employee shall be entitled to four (4) weeks of paid vacation, to be taken at times determined by the Employee which do not unreasonably interfere with the performance of his duties hereunder.

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                                    ARTICLE 4
                                  STOCK OPTIONS


          4.1  STOCK OPTIONS.

               (a) Subject to Section 4.1(f) hereof, the Company shall grant to the Employee, pursuant to an Incentive Stock Option Plan to be adopted by the Company, ten year incentive stock options (qualified to the extent permitted by law) to purchase 8% of the Company's Common Stock outstanding on the date hereof, on a fully diluted basis (after allocation of new options to management, employees, directors and consultants, and including issued and to-be-issued warrants) at an exercise price equal to $1.50 per share (the "Options"). The Options shall contain anti-dilution provisions that prevent dilution of the percentage of the Company's Common Stock which may be purchased by the Employee on exercise of the Options as a result of issuance of the Company's securities subsequent to the occurrence of the Equity Financing by the Company, and all additional options granted pursuant to such anti-dilution provisions shall be at the same exercise price as the original Options. Except as provided in clauses
(b), (c) and (d) hereof, 25% of the Options shall vest immediately upon the granting thereof by the Company and the remainder shall vest ratably and daily over four (4) years from the date of grant.

               (b) In the event of a termination (as described in Article 5), and except as otherwise provided in Section 4.1(c) and 4.1(d) hereof, all Options which have not vested as of the Termination Date shall cease vesting and shall be cancelled as of the Termination Date. All vested Options shall be cancelled ninety (90) days after the Termination Date, except that, in the event of a termination pursuant to Section 5.2(b) or 5.4 hereof, the exercise period for the Options shall be extended, at the election of the Employee in his sole discretion, for five (5) years following the Termination Date.

               (c) Upon the Employee's death or Disability (as defined in Section 5.1 below), all Options shall vest immediately and all Option rights provided for under this Agreement shall transfer to the Employee's designated beneficiary. All Options shall be cancelled ninety (90) days after the Employee's death or Disability, except that, at the election of the Employee's designated beneficiary in his or her sole discretion, the exercise period for the Options shall be extended for five (5) years following the Employee's death or Disability.

               (d) Notwithstanding anything to the contrary in the foregoing, in the event of a termination of this Agreement in any of the cases identified in Section 5.2(b) or 5.4 hereof, all Options shall vest immediately upon such Termination Date. In addition, all Options shall vest immediately upon the consummation of any merger, consolidation, corporate reorganization or transfer of

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all or substantially all the assets of the Company, whether or not the Employee continues as Chief Executive Officer of the surviving entity.

               (e) The Company may grant Employee options to purchase the Company's Common Stock in addition to the Options at such times and on such terms as may be decided from time to time by the Board of Directors, in its sole discretion.

               (f) Notwithstanding anything herein to the contrary, it is understood and agreed that any grant of Options pursuant to the Incentive Stock Option Plan contemplated by this Article 4 is wholly contingent on the Company's obtaining shareholder approval subsequent to the date hereof for the adoption of such Incentive Stock Option Plan and to increase the number of shares of currently authorized Common Stock of the Company to such number so as to allow for the grant of the Options (the "Shareholder Consent"). The Company shall use its best efforts to create such Incentive Stock Option Plan within thirty (30) days of the date hereof and to obtain the adoption and approval of the Board of Directors therefor as soon as practicable thereafter, and the Company shall grant the Options to the Employee simultaneously with the closing of the Equity Financing; provided, however, that if the Equity Financing has not closed by February 15, 1996, the Options shall be granted promptly upon the written request of the Employee. The Company shall use its best efforts to obtain the Shareholder Consent at the 1996 annual meeting of shareholders. In the event the Company is unable to obtain the Shareholder Consent, the Company shall use its best efforts to obtain the Shareholder Consent at the next succeeding annual meeting of shareholders.


                                    ARTICLE 5
                         DEATH; DISABILITY; TERMINATION

          5.1 DEATH; DISABILITY. The Employee's employment hereunder shall terminate upon his death or, at the election of the Company, by written notice to the Employee if the Employee becomes Disabled (as such term is hereinafter defined). In the event of a termination of the Employee's employment for death or Disability, the Company shall pay the Employee (or his legal representatives, as the case may be) an amount equal to Employee's Base Salary for one year, reduced (but not to a negative number) by any amounts paid or to be paid to the Employee (or his legal representatives, as the case may be) by insurance provided by the Company pursuant to Section 3.1 hereof.

          For the purposes of this Agreement, the Employee shall be deemed to be "Disabled" or have a "Disability" if as a result of the occurrence of mental or physical disability during the Term he has been unable to perform his duties hereunder for six (6) consecutive months or one hundred eighty (180) days in any

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twelve (12) consecutive month period, as determined in good faith by the Board of Directors of the Company; provided, however, that if the Employee develops a mental or physical disability during the Term, and it is determined, in the reasonable professional judgment of an independent, objective and qualified medical expert in the field of such disability, that the Employee will be unable to perform his duties hereunder and that such disability will continue for six
(6) consecutive months or one hundred eighty (180) days in any twelve (12) consecutive month period, then the Company shall be permitted to terminate the Employee's employment immediately, subject to payment by the Company of the Employee's Base Salary for the full six (6) months or one hundred eighty (180) days of such Disability in addition to the termination payment by the Company in an amount equal to Employee's Base Salary for one year as provided above.

          In the event that the employment of the Employee hereunder is terminated by the Company upon the Employee's death or Disability, the Employee's family, for a period of two (2) years from the Termination Date, shall be entitled to maintain coverage under the Company's health and hospitalization insurance plans on the same terms as existed prior to such Termination Date, subject to the payment of applicable costs therefor by the Employee's representatives, and further subject to the policies and provisions of such insurance carriers and applicable law.

          The Employee acknowledges that the payments referred to in this
Section 5.1 constitute the only payments to which the Employee (or his legal representatives, as the case may be) shall be entitled to receive from the Company under this Agreement in the event of a termination of his employment for death or Disability, and that except for such payments, and subject to Section 4.1(c) hereof, the Company shall have no further liability or obligation to his (or his legal representatives, as the case may be) under this Agreement.

          The date of any termination of employment under this Section 5.1 or
Section 5.2, 5.3 or 5.4 is referred to herein as the "Termination Date."

          5.2  TERMINATION OF EMPLOYMENT BY EMPLOYEE.

               (a) Notwithstanding any provision to the contrary herein, unless otherwise provided herein or unless otherwise provided by law, the Employee at any time, upon thirty (30) days' written notice to the Company, may terminate his employment by the Company hereunder. Except as otherwise provided in
Section 5.2(b) below, the Company shall not be liable to Employee for the payment of any amount on such termination.

               (b) In the event that the Employee terminates his employment following (i) an uncured material breach of this Agreement by the Company,
(ii) the

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consummation of a merger, consolidation, corporate reorganization or acquisition of all or substantially all the assets of the Company which does not provide for the Employee to assume the duties of Chief Executive Officer of the surviving entity, (iii) the filing by the Company under any state or Federal bankruptcy or insolvency laws, (iv) the failure by the Company to relocate its corporate headquarters to the San Diego, California metropolitan area within one (1) year from the date hereof, (v) the failure of the Company to consummate the Equity Financing prior to August 1996, (vi) any action by the Company, Board of Directors or shareholders which would constitute a demotion of the Employee, whether formal or de facto (E.G., reduction of his authority or incidents of office), the failure of necessary action to be taken to elect the Employee as Chief Executive Officer and Vice Chairman of the Company, or any action being taken to remove him from either or both such positions), or (vii) the failure of the Company to institute and adopt an Incentive Stock Option Plan and award the Options to the Employee as provided in Article 4 hereof, or the failure of the Company to obtain the Shareholder Consent as provided in Section 4.1(f) hereof within thirty (30) days after the date of the 1997 annual meeting of shareholders established by the By-laws of the Company, then such termination by the Employee shall be deemed for all purposes, including for purposes of severance payments and benefits provided under Section 5.4 hereof, to be a termination by the Company of the employment of the Employee hereunder without cause pursuant to Section 5.4. The Company shall have thirty (30) days following receipt of written notice by the Employee to the Company of the material breach described in item (i) above, setting forth in reasonable detail the matters constituting such breach, to cure such breach.

          5.3 TERMINATION OF EMPLOYMENT WITH CAUSE. In addition to any other remedies available to it at law, in equity or as set forth in this Agreement, the Company shall have the right, upon written notice to the Employee, to immediately terminate his employment hereunder if the Employee
(a) evidences a pattern of willful breach in any material respect of any material provision of this Agreement or a pattern of willful violation of any reasonable policies or orders of the Board of Directors and such pattern of willful breach or violation does not cease within thirty (30) days after the Employee's receipt of written notice thereof from the Board of Directors of the Company setting forth in reasonable detail the matters constituting such pattern; or (b) has been convicted of a felony.

          5.4  TERMINATION OF EMPLOYMENT WITHOUT CAUSE.

               (a) Notwithstanding any provision to the contrary herein and unless otherwise provided by law, the Company, at any time upon thirty (30) days' written notice to the Employee, in its sole and absolute discretion and for any or no reason, may terminate the employment of the Employee hereunder without cause. In such event, the Company shall pay the Employee, within ten
(10) days following

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the Termination Date, an amount equal to the Employee's Base Salary less
(i) $50,000, if the Equity Financing Bonus has been paid prior to the Termination Date and (ii) $85,000, if the 1996 Signing Bonus has been paid prior to the Termination Date.

               (b) In the event that the employment of the Employee hereunder is terminated by the Company without cause, all Options shall vest immediately upon the Termination Date as provided in Section 4.1(d) hereof. If the Options have not been granted to the Employee as of the Termination Date, the Company shall pay to the Employee, within ten (10) days following the Termination Date, an additional payment equal to the Employee's Base Salary, I.E., in addition to the payment described in Section 5.4(a).

               (c) In the event that the employment of the Employee hereunder is terminated by the Company without cause, the Company, at no cost to the Employee and for a period of two (2) years from the Termination Date, shall continue to provide the Employee with at least the same group life, health, accident, disability and hospitalization insurance plans as were in effect with respect to the Employee on the date of such termination, and shall continue to provide coverage for the Employee's family on the same terms as existed prior to such Termination Date.

               (d)  The Employee acknowledges that the payments referred to in
Section 5.2 and this Section 5.4 constitute the only payments which the Employee shall be entitled to receive from the Company under this Agreement in the event of any termination pursuant to Section 5.2, 5.3 and this Section 5.4, and that except for such payments and such other obligations as are expressly provided herein the Company shall have no further liability or obligation to him under this Agreement.

               (e) The Employee shall have no duty to mitigate damages in order to receive any severance payments and benefits provided in this Section 5.4.


                                    ARTICLE 6
                                TAG-ALONG RIGHTS

          6.1 TAG-ALONG RIGHTS. The Company shall grant the Employee such rights to participate in sales by principal stockholders or the Company of the Common Stock, as shall be set forth in that certain Tag-Along Rights Agreement being executed concurrently herewith.

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                                    ARTICLE 7
                               REGISTRATION RIGHTS

          7.1  REGISTRATION OF EMPLOYEE STOCK.

               (a) As soon as practicable after the consummation of the Equity Financing, but in no event later than September 30, 1996, the Company, upon the Employee's written request, shall use all reasonable efforts to prepare and file with the Securities and Exchange Commission a registration statement and such other documents, if then required, as may be necessary to permit a public offering and sale of shares of the Common Stock acquired by the Employee prior to the date hereof or granted to the Employee pursuant to the terms hereof or granted to the Employee in connection with the Options (the "Registrable Stock") in compliance with the provisions of the Securities Act of 1933, as amended (the "Securities Act"). If the Employee does not sell the Registrable Stock within a reasonable period of time after such registration, the Company need not maintain the effectiveness of such registration; provided, however, if the Company fails to maintain the effectiveness of such registration, the Employee thereafter may re-exercise his rights under this subsection, without limitation, but he may not do so earlier than ninety (90) days after the applicable registration statement has become ineffective. If the Employee is no longer employed by the Company at the time of his request for registration hereunder, the Employee must provide written notice to the Company that he intends to sell the Registrable Stock within a reasonable period of time after such registration.

               (b) The Company shall have the right to include in any registration statement filed pursuant to this Section 7.1 other securities of the Company then proposed to be distributed.

          7.2  PIGGYBACK REGISTRATION.

               (a) If the Company proposes to register shares of Common Stock or securities convertible into or exercisable for Common Stock under the Securities Act (other than pursuant to a registration statement on Form S-4 or S-8 or any successor form, or filed in connection with an exchange offer or an offering of securities solely to the existing shareholders or employees of the Company), solely where such sale will be both for the Company's account and for the account of a selling shareholder, then the Company shall give written notice of such proposed filing to the Employee at least ten (10) days before the anticipated filing date, and such notice shall offer the Employee the opportunity to register such number of shares of Registrable Stock as the Employee may request. The Employee shall notify the Company in writing specifying whether or not it elects to include any Registrable Stock in such registration statement within five (5) days after delivery of the Company's notice to the Employee. The Company shall use its best efforts to cause the managing underwriter or underwriters of a proposed underwritten offering to permit the Employee to include such securities in such offering on the same terms and conditions as any similar securities of the Company included therein; provided, however, that if the managing underwriter or underwriters of such offering determines that the total amount or kind of securities which it or the Company, and any other persons or entities, intend to include in such offering is such as to materially and adversely affect the success of such offering, then the amount of Registrable Stock requested to be offered for the account of the Employee shall be reduced or limited, on a pro rata basis with the securities of all persons and entities other than the Company participating in the offering, to the extent required by such managing underwriter. Notwithstanding the foregoing, if, at any time after giving written notice of its intention to register Common Stock or other securities convertible into or exercisable for Common Stock and prior to the effectiveness of the registration statement filed in connection with such registration, the Company determines for any reason either not to effect such registration or to delay such registration, the Company, at its election, by delivery or written notice to the Employee,
(i) in the case of a determination not to effect registration, may relieve itself of its obligations to register any Registrable Stock in connection with such registration, or (ii) in the case of determination to delay the registration, may delay the registration of such Registrable stock for the same period as the delay in the registration of such other shares of Common Stock or other securities convertible into or exercisable for Common Stock.

               (b) Notwithstanding anything to the contrary herein, if the Company registers shares of Common Stock or securities convertible into or exercisable for Common Stock under the Securities Act in an underwritten public offering and

                    (i) the Employee owns unregistered Registrable Stock at the time such underwritten public offering is registered under the Securities Act, the Employee shall agree to refrain from exercising the registration rights granted in this Article 7 with respect to such Registrable Stock for such period of time as the managing underwriter of such underwritten public offering deems reasonable; or

                    (ii) the Employee owns Registrable Stock which has been registered under the Securities Act pursuant to Section 7.1 or this Section 7.2 hereof prior to the time such underwritten public offering is registered under the Securities Act, the Employee shall agree that it will not sell, distribute, offer to sell, contract to sell, agree to sell, grant any option to purchase, or agree to offer, sell or otherwise transfer or dispose of (nor announce any offer, sale, grant of an option to purchase or otherwise dispose of), directly or indirectly, any such registered Registrable Stock for such period of time as the managing underwriter of such underwritten public offering deems reasonable.

               (c) FURNISH INFORMATION. The Employee shall furnish to the Company such reasonable information regarding the Employee, the Registrable Stock, and the intended method of disposition of such securities as are required to effect the registration of Registrable Stock as to which the Employee has requested registration.

               (d) EXPENSES OF REGISTRATION. All expenses incident to the Company's performance of or compliance with this Article 7 including, without limitation, all registration and filing fees, fees and expenses of complying with state securities or blue sky laws, printing expenses and fees and disbursements of counsel for the Company and of independent public accountants (including the expense of any special audit), but excluding underwriting commissions and discounts and the fees and disbursements of counsel for the Employee, shall be borne by the Company. The Employee shall bear his own pro rata share (calculated according to the number of his shares as a fraction of the total number of shares covered by such registration statement) of all underwriting commissions and discounts incurred in connection with any offering of Registrable Stock with respect to a registration pursuant to this Article 7, as well as his expenses if he has counsel separate from counsel for the Company. The fees and expenses of complying with state blue sky laws shall be borne by the sellers of securities included in such registration if and to the extent that the appropriate administrative official of such state requires that such sellers (rather than the Company) pay such fees and expenses.

               (e) INDEMNIFICATION AND CONTRIBUTION. In the event any shares of Registrable Stock are included in a registration statement under this
Article 7:

                    (i) To the extent permitted by law, the Company shall indemnify, defend and hold harmless the Employee, any underwriter (as defined in the Securities Act), any other person or entity selling securities in such registration statement, and each director and officer of, and person, if any, who controls such underwriter or such other person or entity within the meaning of the Securities Act or the Securities Exchange Act of 1934, as amended (the "Exchange Act"), against any losses, claims, damages, or liabilities (joint or several) to which they may become subject under the Securities Act, the Exchange Act or other federal or state law, insofar as such losses, claims, damages, or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (collectively a "Violation"): any untrue statement or alleged untrue statement of a material fact contained in such registration statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto, or the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading; provided, however, that the indemnity agreement contained in this subsection (i) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability, or action if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld), nor shall the Company be liable in any such case for any such loss, claim, damage, liability, or action to the extent that it arises out of or is based upon a violation which occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by, or which results from the bad faith or gross negligence of, the Employee or any underwriter for the Employee.

                    (ii) To the extent permitted by law, the Employee shall indemnify and hold harmless the Company, each of its directors, each of its officers who have signed the registration statement, each person, if any, who controls the Company within the meaning of the Securities Act, any underwriter, any other person or entity selling securities in such registration statement, and each director and officer of, and person, if any, who controls such underwriter or such other person or entity, against any losses, claims, damages or liabilities (joint or several) to which the Company or any such director, officer, controlling person, or underwriter or controlling person, or such other person or entity or director, officer or controlling person may become subject, under the Securities Act, the Exchange Act or other federal or state law, insofar as such losses, claims, damages or liabilities (or actions in respect thereto) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs as a result of written information furnished by the Employee in his capacity as a shareholder of the Company (as distinguished from information provided by the Employee in his capacity as an officer or director of the Company) expressly for use in connection with such registration or results from the bad faith or gross negligence of the Employee; provided, however, that the Employee's indemnification obligation hereunder shall be limited to an amount equal to the net proceeds received by the Employee pursuant to the registration of Registrable Securities hereunder; and further provided, that the indemnity agreement contained in this subsection shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Employee, which consent shall not be unreasonably withheld.

                    (iii) Promptly after receipt by an indemnified party under this Section 7.2(e) of notice of the commencement of any action (including any governmental action), such indemnified party shall deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof wit counsel mutually satisfactory to the parties. An indemnified party shall have the right to retain its own counsel, however, but the fees and expenses of such counsel shall be at the expense of the indemnified party, unless (x) the employment of such counsel has been specifically authorized in writing by the indemnifying party, (y) the indemnifying party has failed timely to assume the defense and employ counsel, or (z) the named parties to any such action (including any impleaded parties) include both the indemnified party and the indemnifying party, and the indemnified party shall have been advised by such counsel that there may be one or more legal defenses available to it which are different from or additional to those available to the indemnifying party (in which case the indemnifying party shall not have the right to assume the defense of such action on behalf of such indemnified party, it being understood, however, that the indemnifying party shall not, in connection with any one such action or separate substantially similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances, be liable for the reasonable fees and expenses of more than one separate firm of attorneys for all indemnified parties). The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action, if prejudicial to its ability to defend such action, shall relieve such indemnifying party of any liability to the indemnified party under this
Section 7.2(e), but the omission so to deliver written notice to the indemnifying party shall not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 7.2(e).

                    (iv) If the indemnification provided for in subsection (i) and (ii) of this Section 7.2(e) is unavailable or insufficient to hold harmless an indemnified party under such subsection in respect of any losses, claims, damages or liabilities or action in respect thereof or referred to therein, then each indemnifying party, in lieu of indemnifying such indemnified party, shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages, liabilities or actions in such proportion as is appropriate to reflect the relative fault of the Company, on the one hand, and the Employee on the other, in connection with the statements or omissions which resulted in such losses, claims, damages, liabilities or actions as well as any other relevant equitable considerations, including the failure to give the notice required under such subsections. The relative fault shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact relates to information supplied by the Company on the one hand, or the Employee, on the other hand, and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The Company and the Employee agree that it would not be just and equitable if contribution pursuant to this Section 7.2(e)(iv) were determined by pro rata allocation or by any other method of allocation which did not take account of the equitable considerations referred to above in this subsection. No person guilty of fraudulent misrepresentations (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who is not guilty of such fraudulent misrepresentation.

                    (v) The obligations of the Company and the Employee under this Section 7.2(e) shall survive the completion of any offering of Registrable Stock in a registration statement under this Article 7.

                                    ARTICLE 8
                           INVENTIONS; NON-DISCLOSURE

          8.1 INVENTIONS. Subject to the provisions of Section 2870 of the California Labor Code, all processes, technologies and inventions (collectively, "Inventions"), including new contributions, improvements, discoveries, trademarks and trade names, conceived, developed, invented, made or found by the Employee, alone or with others, during the Term of his employment by the Company, whether or not patentable and whether or not conceived, developed, invented, made or found on the Company's time or with the use of the Company's facilities or materials, and which relate to the business of the Company, shall be the property of the Company and shall be promptly and fully disclosed by the Employee to the Company. The Employee shall perform all necessary acts (including, without limitation, executing and delivering any confirmatory assignments, documents or instruments requested by the Company) to vest title to any such Invention in the Company and to enable the Company, at its expense, to secure and maintain domestic and/or foreign patents or any other rights for such Inventions.

          8.2 NON-DISCLOSURE. The Employee, at any time during the Term and thereafter, shall not, directly or indirectly, use, disclose or furnish to any other person, firm or corporation except in the course of the proper performance of his duties hereunder (a) any information of a confidential nature relating to any process, technique or procedure of the Company; or (b) any information of a confidential nature obtained as a result of his current or future relationship with the Company, which information is not specifically a matter of public record; or (c) any other trade secrets of the Company; except that the Employee shall not be liable under the terms of this Section 8.2 for using, disclosing or furnishing any of the foregoing which: (1) are or become generally available to the public other than as a result of a disclosure in violation of this Agreement; or (2) are generally known in any industry in which the Company is or may become involved; or (3) are required to be disclosed by the Employee pursuant to law or the order of a court of competent jurisdiction, or other legal process or authority, it being understood, however, that the Employee shall provide the Company with prompt notice of the requirement for such disclosure as soon as practical after the Employee is notified thereof and prior to its disclosure thereof so as to enable the Company to challenge the order compelling such disclosure if the Company so desires. Promptly upon the expiration or termination of the Employee's employment hereunder for any reason, the Employee shall surrender to the Company all documents, drawings, work papers, lists, memoranda, records and other data (including all copies) constituting or disclosing any of the foregoing information.

          8.3 BREACH OF NON-DISCLOSURE PROVISION. In the event that the Employee shall breach Section 8.2 hereof, or in the event that any such breach is threatened by the Employee, in addition to and without limiting or waiving any other remedies available to the Company at law or in equity, the Company shall be entitled to immediate injunctive relief in any court having the capacity to grant such relief, to restrain any such breach or threatened breach and to enforce the provisions of Section 8.2. The Employee acknowledges and agrees that there is no adequate remedy at law for any such breach or threatened breach and, in the event that any action or proceeding is brought seeking injunctive relief, the Employee shall not use as a defense thereto that there is an adequate remedy at law.

          8.4 REASONABLE RESTRICTIONS. The parties acknowledge that (a) the agreements in this Article 8 are essential to protect the business and goodwill of the Company, and (b) the foregoing restrictions are under all of the circumstances reasonable and necessary for the protection of the Company and its business.


                                    ARTICLE 9
                                  MISCELLANEOUS

          9.1 BINDING EFFECT. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective legal representatives, heirs, distributees and successors; provided, that the obligations of the Employee under this Agreement shall not be delegable by him.

          9.2 NOTICES. All notices and other communications hereunder and all legal process in regard hereto shall be validly given, made or served if in writing, when delivered personally (by courier service or otherwise), or when actually received when mailed by first-class certified or registered United States mail, postage-prepaid and return receipt requested, to the address of the party to receive such notice or other communication set forth below, or at such other address as any party hereto may from time to time advise the other party in writing:

          If to the Company:

               IMRE Corporation
               401 Queen Anne Avenue North
               Seattle, Washington 98109

               Attention:  Chairman of the Board of Directors

          If to the Employee:

               Jay D. Kranzler, M.D., Ph.D.
               7935 Via Capri
               La Jolla, CA  92037


          9.3 SEVERABILITY. If any provision of this Agreement, or portion thereof, shall be held invalid or unenforceable by a court of competent jurisdiction, such invalidity or unenforceability shall attach only to such provision or portion thereof, and shall not in any manner affect or render invalid or unenforceable any other provision of this Agreement or portion thereof, and this Agreement shall be carried out as if any such invalid or unenforceable provision or portion thereof were not contained' herein. In addition, any such invalid or unenforceable provision or portion thereof shall be deemed, without further action on the part of the parties hereto, modified, amended or limited to the extent necessary to render the same valid and enforceable.

          9.4 WAIVER. No waiver by a party hereto of a breach or default hereunder by the other party shall be considered valid, unless in writing signed by such first party, and no such waiver shall be deemed a waiver of any subsequent breach or default of the same or any other nature.

          9.5 ENTIRE AGREEMENT. This Agreement sets forth the entire agreement between the parties with respect to the subject matter hereof, and supersedes any and all prior agreements between the Company and the Employee, whether written or oral, relating to any or all matters covered by and contained or otherwise dealt with in this Agreement. No representation, warranty, undertaking or covenant is made by either party hereto except as provided herein and any representations, warranties undertakings or covenants not set forth herein are specifically disclaimed. This Agreement does not constitute a commitment of the Company with regard to the Employee's employment, express or implied, other than to the extent expressly provided for herein.

          9.6 AMENDMENT. No modification, change or amendment of this Agreement or any of its provisions shall be valid, unless in writing and signed by the party against whom such claimed modification, change or amendment is sought to be enforced.

          9.7 AUTHORITY. The parties each represent and warrant that they have the power, authority and right to enter into this Agreement and to carry out and perform the terms, covenants and conditions hereof.

          9.8 TITLES. The titles of the Articles and Sections of this Agreement are inserted merely for convenience and ease of reference and shall not affect or modify the meaning of any of the terms, covenants or conditions of this Agreement.

          9.9 APPLICABLE LAW. This Agreement, and all of the rights and obligations of the parties in connection with the employment relationship established hereby, shall be governed by and construed in accordance with the internal laws of the State of California without giving effect to principals relating to conflicts of law.

          9.10 EXPENSES. The Company shall pay all costs and expenses, including reasonable attorneys fees, incurred by the Employee with respect to the negotiation, drafting and execution of this Agreement.

          IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

                                             IMRE CORPORATION


                                             By: /s/ Frank R. Jones
                                                -----------------------------
                                                Name:   Frank R. Jones
                                                Title:  Chairman of the Board


                                                 /s/ Jay Kranzler
                                             --------------------------------
                                             Jay D. Kranzler, M.D., Ph.D.